Exhibit No. 10(3)

                            BELPORT CAPITAL FUND LLC
                            ------------------------

                          INVESTOR SERVICING AGREEMENT
                          ----------------------------


     WHEREAS,   Belvedere   Capital   Fund  Company  LLC  (the   "Company"),   a
Massachusetts limited liability company and Belport Capital Fund LLC (the "Fund"), a Delaware limited liability company, are conducting separate private offerings of their respective Shares to qualified purchasers pursuant to their respective Private Placement Memoranda;

     WHEREAS,   Eaton  Vance   Distributors,   Inc.  ("EVD"),   a  Massachusetts
corporation, is acting as exclusive placement agent for the Company and the Fund in connection with the separate private placements of their respective Shares;

     WHEREAS, the Company and EVD have entered into a separate Investor Servicing Agreement dated March 4, 1997 and amended on October 28, 1997, August 14, 1998, December 15, 1999 and December 5, 2000 (the "Company Servicing Agreement") pursuant to which EVD will provide certain investor services to the Shareholders of the Fund, Belmar Capital Fund LLC, Belcrest Capital Fund LLC, Belair Capital Fund LLC, Belvedere Equity Fund LLC and the Company for a fee to be paid by the Company to EVD;

     WHEREAS, the Fund desires to enter into a similar servicing agreement with EVD in order to provide additional compensation to EVD for the services provided to Shareholders of the Fund;

     WHEREAS, EVD is willing to perform such services (or arrange for the performance of such services by sub-agents appointed by EVD in connection with the private placement of Shares of the Fund) on an ongoing basis in return for the compensation provided in the Company Servicing Agreement and the additional compensation provided in this Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

     1. The Fund hereby engages EVD to provide the investor services specified herein for the benefit of the Fund and its Shareholders. EVD shall be available to respond to investor inquiries regarding the Company and the Fund and the performance of the Company and the Fund throughout the term of this Agreement. EVD shall respond to inquiries from Shareholders regarding their investments in Shares of the Fund, including those relating to performance, yield, total return, distributions and redemptions, additional investments, and reports to Shareholders. EVD will assist the Shareholders in connection with their redemptions and transfers of Shares, and explain to them, upon request, features offered to Shareholders, including any distribution options. EVD accepts such engagement and agrees to provide, or to cause any one or more of its associated companies or persons to provide, such services to the Fund and its respective Shareholders.

     2. EVD, as placement agent for the Fund, has entered into and may enter into sub-agency agreements with sub-agents to facilitate the private placement of Shares of the Fund. Said sub-agency agreements may provide for EVD to assign to a sub-agent all or a portion of EVD's responsibilities hereunder and under the Company Servicing Agreement to provide services to those Shareholders of the Fund who are clients or customers of said sub-agents and who acquired Shares as a result of the efforts of the sub-agent, and to assign the fees for such
services  (based  upon  the  interest   represented  by  such  Shares)  to  said
sub-agents.

     3. For the services to be rendered pursuant to paragraph 1 hereof, the Fund will pay to EVD a quarterly fee at the annual rate of 0.25% of the Fund's average daily net assets throughout each calendar quarter, reduced by the amount of the Fund's allocated share of the fee for such quarter payable by the Company pursuant to the Company Servicing Agreement. Such fee shall be paid quarterly in arrears within seven business days after the close of each quarter, with appropriate proration of any portion thereof. Such fee shall commence on the date of this Agreement. In the event EVD shall have assigned any portion of its fee to any sub-agent, the Fund shall pay such assigned portion directly to such sub-agent.

     4. This Agreement shall become effective on the date hereof and shall continue in effect until the date on which the Fund is terminated. This Agreement may not be terminated or assigned by the Fund without the written consent of EVD, but this Agreement may be assigned by EVD as contemplated in paragraph 2. No waiver, amendment or other modification of this Agreement shall be effective unless in writing and signed by each party to be bound thereby. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

     5. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts. Terms used but not defined herein shall have the meanings assigned to them in the Private Placement Memoranda referred to above. This Agreement is executed on behalf of the Fund by Eaton Vance Management in its capacity as Manager of the Fund, and not in its individual capacity. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of this 5th day of December, 2000.

                                        BELPORT CAPITAL FUND LLC

                                        By:  EATON VANCE MANAGEMENT
                                                 as its Manager


                                        By:  /s/ Maureen A. Gemma
                                             ----------------------------------
                                             Vice President

                                             EATON VANCE DISTRIBUTORS, INC.


                                        By:  /s/ A. John Murphy
                                             ----------------------------------
                                             Assistant Secretary



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